EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of October 30, 2006 (the “Effective Date”), between GoFish Corporation (the “Company”), and Lennox Vernon, an individual (the “Executive”).

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of the Executive’s employment by the Company in the position of Chief Accounting Officer and Director of Operations (“CAO”);

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Company and the Executive agree as follows:

1. Employment Period. The Company offers to employ the Executive, and the Executive agrees to be employed by Company, in accordance with the terms and subject to the conditions of this Agreement. The Company and the Executive agree that the Executive is employed “at will” which means that the employment relationship may be terminated by either party at any time, for any reason or no reason, subject to the provisions of Section 11 below (the period during which the Executive is employed by the Company hereinafter referred to as the “Employment Period”). The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

2. Position and Duties. During the term of the Executive’s employment hereunder, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the position of CAO of a public company, which may include, but are not limited to, serving a key executive role in the overall leadership, management, and strategic direction of the Company, assuming responsibility for the overall financial management of the Company, and managing operations vital to the organization, including human resources, administration, and risk management, as the Chief Executive Officer of the Company shall determine from time to time. The Company agrees that between the Effective date and November 20, 2006, the Executive may work part time in order to allow him to fulfill certain existing business commitments. Thereafter, the Executive agrees to devote to the Company substantially all of his working time, skill, energy and best business efforts during the term of his employment with the Company, and the Executive shall not engage in business activities outside the scope of his employment with the Company if such activities would detract from or interfere with his ability to fulfill his responsibilities and duties under this Agreement or require substantial amounts of his time or of his services.

3. No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every future business opportunity presented to the Executive that arises within the scope of the Business of the Company (as defined below) and would be feasible for the Company, and that he will not, directly or indirectly, exploit any such opportunity for his own account.

4. Hours of Work. The Executive’s normal days and hours of work shall coincide with the Company’s regular business hours. The nature of the Executive’s employment with the Company requires flexibility in the days and hours that the Executive must work, and may necessitate that the Executive work on other or additional days and hours.

5. Location. The locus of the Executive’s employment with the Company shall be San Francisco, California and, from time to time as determined by the Company, any other locus where the Company now or hereafter has a business facility.

6. Compensation.

(a) Base Salary. During the term of this Agreement, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, pro rata payments, twice a month, of the annual salary of $160,000, less all applicable taxes and other appropriate deductions. The Executive’s salary for the calendar year 2006 shall be paid pro rata for the portion of the year he is an employee.

In consideration for the Executive’s services during the time period extending from the Effective Date until November 20, 2006, while the Executive works for the Company part time, the Company shall pay, and the Executive agrees to accept, instead of the pro rata portion of the annual salary set forth above in this Section 6(a), one fourth (1/4) of the pro rata portion of the annual salary set forth above in this Section 6(a).

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) shall also review the Executive’s base salary annually and shall make a recommendation to the Board as to whether such base salary should be increased but not decreased, which decision shall be within the Board’s sole discretion.

(b) Annual Bonus. During the term of this Agreement, the Executive shall be entitled to an annual bonus to be determined in consultation with the Board, as follows:

(i) If the Executive accomplishes goals to be determined by the Company’s CEO in consultation with the Executive during a calendar year, excluding the calendar year 2006, the Executive will be entitled to an annual bonus of up to 15% of the Executive’s base salary.

(ii) The annual bonus set forth in Section 6(b)(i) above shall be paid by the Company to the Executive on or before April 15th, and in any event upon completion of the Company’s audit, following the calendar year of the Employment Period in which such bonus was earned.

No bonus shall be paid for the calendar year 2006.

7. Expenses. During the term of this Agreement, the Executive shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Executive for payment or reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Executive, in fact, incurred or paid said expenses.

8. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, 15 vacation days per year, as a combination of Paid Time Off and Paid Vacation allocation. However, from the date of execution of this agreement until the end of 2007 the Executive shall be entitled to accrue, on a pro rata basis, 15 vacation days per year as a combination of Paid Time Off and Paid Vacation allocation, as defined below in Sections 8(a) and 8(b). The Executive shall be entitled to carry over any accrued, unused Paid Vacation days from year to year without limitation.

9. Stock Options. The Company hereby agrees that the Executive shall be granted a stock option on the terms and conditions hereinafter stated:

(a) Grant of Option. On the Effective Date, the Company will grant the Executive an option to purchase an aggregate of 62,500 shares of the Company’s common voting stock (the “Option”) under the Company’s 2006 Equity Incentive Plan (the “Equity Incentive Plan”). Such grant shall be evidenced by an Option Agreement as contemplated by the Equity Incentive Plan. In subsequent years the Executive shall be eligible for such grants of Options and other permissible awards (collectively with the Options, “Awards”) under the Equity Incentive Plan as the Compensation Committee or the Board shall determine.

(b) Option Price; Term. The exercise price of the Option shall be $1.50 per share, which represents the fair market value per share of Company common voting stock on the Effective Date. The term of the Option shall be ten years from the date of grant.

(c) Option Vesting and Exercise. Twenty-five percent (25%) of the Option shall be vested and exercisable on the first anniversary of the date of the grant of the Option. On the last day of each month thereafter, continuing to the fourth anniversary of the date of the grant of the Option, an additional one forty-eighth of the Option shall vest, subject to Section 9(d).

(d) Termination of Service; Accelerated Vesting.

(i) If the Executive’s employment is terminated for Cause, as such term is defined below, all Awards, whether or not vested, shall immediately expire effective the date of termination of employment.

(ii) If the Executive’s employment is terminated voluntarily by the Executive without Good Reason, as such term is defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire one month after the termination of employment.

(iii) Except as set forth in Section 9(d)(iv), if the Executive’s employment is terminated (i) by the Company without Cause, as defined below; (ii) by the Executive for Good Reason, as defined below; or (iii) upon death or Disability, as defined below, all unvested Awards shall immediately expire and the vested Awards, to the extent unexercised, shall expire one year after any such event.

(iv) If the Executive’s employment is terminated as a result of a circumstance contemplated in Section 11(e)(i)(C), all unvested Awards shall immediately vest and become exercisable effective on the date of termination of employment, and to the extent unexercised, shall expire one year after any such event.

(e) Payment. The full consideration for any shares purchased by the Executive upon exercise of the Options shall be paid in cash.

10. Other Benefits.

(a) During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to all of the Company’s managerial or salaried executive employees.

(b) The Executive’s spouse and dependent minor children will be covered under the Benefit Plans providing health, medical, dental, and vision benefits, in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to the spouses and dependent minor children to all of the Company’s managerial or salaried executive employees.

(c)  Until such time as the Executive becomes covered by Company medical coverage, the Company shall reimburse the Executive for the Executive’s medical coverage currently in place.

11. Termination of Employment.

(a) Death. In the event that during the term of this Agreement the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through the date of death, and to reimburse, pursuant to Section 7, any expenses incurred through the date of death; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement. All payments due hereunder shall be made within 45 days after the Executive’s death; provided, however, that payment of any pro rata annual bonus shall be made as specified in Section 11(g). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b) “Disability.” In the event that, during the term of this Agreement, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below) this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last date of employment with the Company, and to reimburse, pursuant to Section 7, any expenses incurred through the Executive’s last day of employment with the Company; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement. All payments due hereunder shall be made within 15 days after the date of termination of the Executive’s employment; provided, however, that payment of any pro rata annual bonus shall be made as specified in Section 11(g). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(c) “Cause.”

(i) At any time during the term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall be defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination in performing the Executive’s duties under this Agreement; (B) the Executive’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by the Executive toward the Company’s customers or employees; (D) a willful and material violation of any provision of Sections 12 and 13 hereof; (E) intentional reckless conduct that is materially detrimental to the business or reputation of the Company; or (F) material failure, other than by reason of Disability, to carry out reasonably assigned duties or instructions consistent with the title of Chief Accounting Officer (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute Cause only after a finding by the Board of Directors, or a duly constituted committee thereof, of material failure on the part of the Executive and the failure to remedy such performance to the Board’s or the committee’s satisfaction within 30 days after delivery of written notice to the Executive of such finding setting forth those duties that are not being performed by the Executive).

(ii) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through the Executive’s last day of employment with the Company, and to reimburse, pursuant to Section 7, any expenses incurred through the Executive’s last day of employment with the Company. All payments due hereunder shall be made within 15 days after the date of termination of the Executive’s employment; provided, however, that payment of any pro rata annual bonus shall be made as specified in Section 11(g). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of, or the Company’s Board’s vote to approve: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (C) the direct or indirect sale or exchange in a single transaction or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(e) “Good Reason.”

(i) At any time during the term of this Agreement, subject to the conditions set forth in Section 11(e)(ii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title specified in Section 2 above; (C) any refusal by the Company or a successor entity to honor the terms of this Agreement or to provide comparable compensation, benefits, and equity rights, other than a termination for Cause, within 12 months after a Change of Control; (D) a change to the principal place of the performance of the Executive’s duties to a location more than 50 miles from San Francisco, California without the Executive’s prior written consent; or (E) material breach by the Company of this Agreement.

(ii) The Executive shall not be entitled to terminate his employment with the Company and this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice.

(iii) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through the Executive’s last day of employment with the Company, as well as reimbursement, pursuant to Section 7, of any expenses incurred through the Executive’s last day of employment with the Company; and (B) severance in an amount equal to three months’ base salary, as in effect immediately prior to the Executive’s termination hereunder. All payments due hereunder shall be made within 15 days after the date of termination of the Executive’s employment; provided, however, that payment of any pro rata annual bonus shall be made as specified in Section 11(g). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(iv) The Executive shall have no duty to mitigate his damages.

(f) Without “Cause” or “Good Reason.”

(i) By The Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least 30 days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary and unused vacation days accrued through the Executive’s last day of employment with the Company, and to reimburse, pursuant to Section 7, any expenses incurred through the Executive’s last day of employment with the Company. All payments due hereunder shall be made within 15 days after the date of termination of the Executive’s employment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii) By The Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 30 days to the Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through the Executive’s last day of employment with the Company, as well as reimbursement, pursuant to Section 7, of any expenses incurred through the Executive’s last day of employment with the Company, and (B) severance in an amount equal to three month’s base salary, as in effect immediately prior to the Executive’s termination hereunder. All payments due hereunder shall be made within 15 days after the date of termination of the Executive’s employment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g) Pro Rata Bonus After Termination. In the event the Executive’s employment terminates pursuant to Sections 11(a), 11(b), 11(c) or 11(f)(ii), the Company will, at the time specified in Section 6(b)(ii), pay any pro rata annual bonus earned pursuant to Section 6(b)(i) prior to the termination of employment. For example only, and not by way of limitation, if the Executive’s employment terminated on October 1, 2007 pursuant to Section 11(f)(ii), any annual bonus earned pursuant to Section 6(b)(i) prior to such termination would be paid by the Company to the Executive on or before April 15, 2008, and in any event upon completion of the Company’s audit.

12. Confidential Information.

(a) The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets, and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers. Notwithstanding any other provision of this Agreement, Confidential Information does not include any information which: (i) the Executive can show was already in his possession prior to the receipt of such information from the Company; (ii) is now or shall become public information or otherwise generally available to the public through no fault of the Executive; (iii) the Executive can show was received by him without restriction from a third party which is lawfully in possession of such information and is not in breach of any confidential relationship with the Company; or (iv) the Executive can show was independently developed by him or a person or entity affiliated with him without the use of any Confidential Information.

(b) Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) Confidential Information. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix) any other confidential information disclosed to the Executive by, or which the Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

(c) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

(d) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

13. Non-Competition And Non-Solicitation.

(a) The Executive agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company’s trade secrets, customer information and other Confidential Information which are valuable to the Company and that their goodwill, protection and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Geographic Boundary”), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b) The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than five percent (5%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period equal to (i) one year following the termination of this Agreement or of the Executive’s employment pursuant to Section 11(c) or 11(f)(i) of this Agreement, or (ii) three months following the termination of this Agreement or of the Executive’s employment pursuant to Section 11(e) or 11(f)(ii) of this Agreement (provided that the Company must timely and fully pay the three months’ base salary severance payment to the Executive in order for this Subsection to be applicable), in the Geographic Boundary: engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company. The “Business of the Company” is defined as the Internet video industry within the Geographic Boundary.

(c) The Executive agrees that the Company will be irreparably damaged if the Executive were, during the one-year period following the termination of the Executive’s employment with the Company for any reason, to, directly or indirectly through another person, recruit, solicit, interfere with or hire any employee or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement. The Company acknowledges that this Section will not be violated by general advertising or general solicitations that are not targeted or directed specifically to employees of the Company, nor by the consideration or acceptance of unsolicited applications for employment by such individuals. Therefore, the Executive hereby agrees and covenants that he shall not, in the Geographic Boundary, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an executive, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than five percent (5%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period equal to one year following the termination of this Agreement or the Executive’s employment with the Company is terminated for any reason, recruit, solicit, interfere with or hire any employee or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement.

(d) The Executive agrees that the Company will be irreparably damaged if the Executive were to directly or indirectly through another person, attempt in any manner to solicit or interfere with any relationship, contractual or otherwise between the Company and any other party, including, without limitation, any supplier, co-venturer or joint venturer of the Company, or accept from any customer of the Company, with whom the Executive had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person. Therefore, the Executive hereby agrees and covenants that he shall not, in the Geographic Boundary, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an executive, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than five percent (5%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period equal to one year following the termination of this Agreement or the Executive’s employment with the Company is terminated for any reason, attempt in any manner to solicit or interfere with any relationship, contractual or otherwise between the Company and any other party, including, without limitation, any supplier, co-venturer or joint venturer of the Company or accept from any customer of the Company, with whom the Executive had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade such customer to cease to do business with or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company.

14. Dispute Resolution. The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association (“AAA”). The arbitration shall be held in San Francisco, California. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. § 1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

15. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

GoFish Corporation
500 Third Street
Suite 260
San Francisco, CA 94107
(415) 738-8834 (facsimile)
(415) 738-8705 (direct)

If to the Executive:

Lennox Vernon
6 Tomahawk Ct.
Novato, CA 94949

Any party may change the address to which communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16. Miscellaneous.

(a) All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the principles of conflicts of law or choice of law of any jurisdiction.

(b) The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(c) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Sections 12 or 13 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Sections 12 or 13 of this Agreement. The Executive and the Company agree that any pursuit of equitable relief in respect of Sections 12 or 13 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 14 of this Agreement.

(d) Any waiver or inaction by the Company or the Executive for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(e) The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

(f) The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity.

(g) This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Executive.

(h) This Agreement may be executed in counterparts. A counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

(i) As used in this Agreement, unless the context expressly indicates otherwise, the word “or” is inclusive and means “and/or,” and the word “including” and variations on that word mean “including without limitation.”

(j) If any action at law or in equity (including any arbitration proceeding) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs, and necessary disbursements from the non-prevailing party in addition to any other relief to which such party may be entitled.

(i) THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the day and year first above written.

Lennox Vernon	GoFish Corporation

/s/ Lennox Vernon	By: /s/ Michael Downing__
Name: Michael Downing
Title: Chief Executive Officer